EXHIBIT 10.7

NIKE, INC.

DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2009)

NIKE, INC. DEFERRED COMPENSATION PLAN

January 1, 2009 Restatement

i

TABLE OF CONTENTS

(continued)

Page
ARTICLE IX MISCELLANEOUS	23
9.1 Unsecured General Creditor	23
9.2 Restriction Against Assignment	23
9.3 Withholding	23
9.4 Amendment, Modification, Suspension or Termination	23
9.5 Governing Law	23
9.6 Entire Agreement	23
9.7 Receipt or Release	24
9.8 Payments on Behalf of Persons Under Incapacity	24
9.9 No Employment Rights	24
9.10 Headings Not Part of Agreement	24
9.11 Tax Liabilities from Plan	24
APPENDIX I

ii

RECITALS

Effective January 1, 1998, NIKE, Inc. (the “Company”) combined its Supplemental Executive Savings Plan and its Supplemental Executive Profit Sharing Plan into a single plan, which was renamed the NIKE, Inc. Deferred Compensation Plan (the “Plan”). The Company subsequently amended and restated the Plan, effective as of January 1, 2000, January 1, 2003, and June 1, 2004.

On October 3, 2004, the U.S. Congress added Section 409A to the Internal Revenue Code when it enacted the American Jobs Creation Act of 2004. Among other things, Section 409A modified the tax rules applicable to non-qualified deferred compensation plans, such as the Plan.

Effective January 1, 2005, the Company adopted an interim amended and restated Plan to demonstrate good-faith compliance with Section 409A as interpreted in guidance issued by the Department of Treasury, including but not limited to Notice 2005-1. In April 2007, the Department of Treasury issued final regulations interpreting Section 409A. On November 1, 2007, the Company again amended and restated the Plan to substantially implement the final regulations and make certain other changes effective for amounts deferred on and after January 1, 2008.

Notice 2007-86 issued by the Internal Revenue Service (“IRS”) requires the Plan to be amended by December 31, 2008 to be in full compliance with the final regulations under Section 409A effective as of January 1, 2009. Therefore, the Company is again amending and restating the Plan to bring the Plan into compliance with the regulations under Section 409A. This January 1, 2009 restatement of the Plan applies to deferral elections made or continued during the 2008 Annual Election Period ending no later than November 30, 2008 and during any Initial Election Period commencing on or after December 2, 2008, and shall not affect the validity of any deferral election filed during any prior Election Period pursuant to the Plan provisions in effect at such time. The time and form of payment of all amounts deferred under this Plan, whether before or after January 1, 2009, shall be governed by the terms of this January 1, 2009 restatement of the Plan, except that the prior Plan provisions on time and form of payment shall apply to any Participant whose Separation from Service occurs before October 23, 2008. Transition rules under the Plan in effect at various times between December 31, 2004 and January 1, 2009 as permitted pursuant to IRS guidance under Section 409A are set forth in Appendix I of this January 1, 2009 restatement of the Plan.

No amendment to the June 1, 2004 restatement of the Plan is made or intended for amounts deferred prior to January 1, 2005. An amount is considered to be deferred after December 31, 2004 if:

•	the Participant first acquires a legally binding right to be paid the amount (determined without regard to any deferral election by the Participant) after December 31, 2004; or

•	the amount is still subject to a substantial risk of forfeiture after December 31, 2004.

Amounts deferred prior to January 1, 2005, including earnings on such amounts, are subject to the rules of the June 1, 2004 restatement of the Plan.

In connection with the Plan, the Company has established an irrevocable trust (the “Trust”) with a trustee (the “Trustee”) pursuant to a trust agreement (the “Trust Agreement”). The Company and the Participating Employers intend to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement. The amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan. The Trust is a “grantor trust,” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

The assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

The existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Participants prior to actual payment of the vested accrued benefits under the Plan.

NOW THEREFORE, the Company does hereby adopt this amended and restated Plan as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Title. This Plan shall be known as the NIKE, Inc. Deferred Compensation Plan.

1.2 Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “401(k) Profit Sharing Plan” means the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.

(b) “Account” means for each Participant the bookkeeping account maintained by the Administrator that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer, (2) the portion of the Participant’s Bonus that he or she elects to defer, (3) the portion of the Participant’s Fees that he or she elects to defer, (4) the portion of the Participant’s Long Term Incentive Payment that he or she elects to defer, (5) Company or Participating Employer contributions, if any, made to the Plan for the Participant’s benefit, and (6) adjustments to reflect deemed Investment Returns pursuant to Section 4.1(d).

(c) “Administrator” means the plan administrator appointed by the Retirement Committee pursuant to Section 7.3(a)(10) to handle day-to-day administration of the Plan and perform such other duties as shall be delegated by the Retirement Committee.

(d) “Annual Election Period” means the period designated each year during which Participants submit their elections to defer Compensation. Unless modified by the Retirement Committee, an Annual Election Period shall end not later than November 30 of each year. For administrative convenience, a portion of each Annual Election Period may be designated as the open enrollment period; during the portion of each Annual Election Period after expiration of the open enrollment period, the ability of Participants to make or change elections may be limited, and the Administrator shall have discretion to accept or reject any elections or changes that are submitted.

(e) “Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant, in accordance with procedures established by the Administrator, to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Administrator during the Participant’s lifetime.

(f) “Board of Directors” or “Board” means the Board of Directors of the Company.

(g) “Bonus” means incentive compensation payable under the Company’s Performance Sharing Plan (PSP) or a similar annual incentive compensation plan maintained by a Participating Employer.

(h) “Change of Control” means any of the following with respect to the Company for all Participants, and also with respect to a Participating Employer for any Participant employed by or engaged as a Consultant to the Participating Employer at the time of the Change of Control:

(1) The date on which any person or group of persons, within the meaning of the final regulations under Code Section 409A, becomes the owner of fifty percent or more of the total fair market value of the Company’s Class A and Class B common stock or a Participating Employer’s common stock, or fifty percent or more of the combined voting power of the Company’s or Participating Employer’s then outstanding voting securities entitled to vote generally.

(2) The date on which any person or group of persons, within the meaning of the final regulations under Code Section 409A, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) forty percent or more of the combined voting power of the Company’s or Participating Employer’s then outstanding voting securities entitled to vote generally.

(3) The date on which a person or group of persons, within the meaning of the final regulations under Code Section 409A, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets of the Company or a Participating Employer equal to or greater than ninety percent of the total gross fair market value of all or substantially all of the Company’s or Participating Employer’s assets. A transfer of assets is not treated as a Change of Control if the assets are transferred to:

(A) a Company or Participating Employer shareholder (immediately before the asset transfer) in exchange for or with respect to its stock;

(B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company or Participating Employer;

(C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of the outstanding stock of the Company or Participating Employer;

(D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (C).

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Company” means NIKE, Inc. and any successor corporation to NIKE, Inc.

(k) “Compensation” means the Salary, Bonus, Fees, and Long Term Incentive Payments that an Eligible Employee, Director or Consultant earns for services rendered to the Company or a Participating Employer.

(l) “Consultant” means any person, including an advisor but excluding anyone who is an Employee or a Director, engaged by the Company or a Participating Employer to render services to the Company or a Participating Employer and designated by the Retirement Committee as eligible to participate in the Plan; provided, however, that any such designation shall not become effective until the eleventh day after the Company notifies the Administrator that such person has been so designated. The Company shall promptly notify the Administrator of any such designation.

(m) “Director” means a non-Employee member of the Board; provided, however, that a new member of the Board shall not become a Director eligible to participate in the Plan until the eleventh day after the Company notifies the Administrator that such person has become a member of the Board. The Company shall promptly notify the Administrator when a person becomes a member of the Board.

(n) “Discretionary Contribution”, “Ongoing Discretionary Contribution” and “Other Discretionary Contribution” are defined in Section 3.2(c).

(o) “Election Period” means the period designated under this Plan when Participants submit their elections to defer Compensation. The term Election Period includes the Initial Election Period and any Annual Election Period.

(p) “Eligible Employee” means any Employee who has a base salary of at least $150,000; provided, however, that an Employee whose initial base salary is at least $150,000 or an Employee whose base salary is increased to at least $150,000 shall not become an Eligible Employee until the eleventh day after the Company notifies the Administrator that the Employee has a base salary of at least $150,000. The Company shall promptly notify the Administrator of any Employee whose salary is at least $150,000.

(q) “Employee” means a common law employee of the Company or a Participating Employer performing services regularly in the United States or, if not performing services regularly in the United States, a common law employee of the Company or Participating Employer who is on U.S. payroll and participating in a Company-sponsored Global Transfer Program.

(r) “Fees” means (1) in the case of Directors, amounts paid by the Company in the form of annual cash fees, including retainer fees, and fees paid for attendance at meetings of the Board and Board committees, and (2) in the case of a Consultant, the cash fees paid to such individual for services rendered to the Company.

(s) “Fund” or “Funds” means one or more of the investment funds selected by the Retirement Committee pursuant to Section 3.3.

(t) “Initial Election Period” means the 30-day period commencing with the date an individual becomes an Eligible Employee, Director or Consultant.

(u) “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) from one Valuation Date to the immediately following Valuation Date.

(v) “Long Term Incentive Payment” means:

(1) an amount payable to an Eligible Employee under the Long Term Incentive Plan;

(2) an amount payable to an Eligible Employee under a plan or program established by a Participating Employer, and approved by the Company, to provide incentives to Employees of the Participating Employer to attain specified performance targets over a multi-year period;

(3) an amount payable under the NIKE, Inc. 1990 Stock Incentive Plan pursuant to an award with terms similar to awards made under the Long Term Incentive Plan; and

(4) an amount payable to an Eligible Employee under an award for a performance period (generally referred to as a Mid Plan Grant), where the Eligible Employee had previously received an award for that performance period on the same terms under the Long Term Incentive Plan or similar plan or program of a Participating Employer, and the additional award is made in recognition of the Eligible Employee’s promotion.

(w) “Long Term Incentive Plan” means the Long Term Incentive Plan of NIKE, Inc., as amended from time to time.

(x) “Participant” means any Consultant, Director or Eligible Employee who elects to defer Compensation in accordance with Section 3.1 and any Employee who is credited with a Company or Participating Employer contribution in accordance with Section 3.2, and shall continue to include any person who ceases to be a Consultant, Director, Eligible Employee or Employee for as long as such person has a balance in his or her Account.

(y) “Participating Employer” means an entity directly or indirectly controlled by the Company or in which the Company has a significant equity or investment interest, which the Retirement Committee or any subcommittee thereof has designated as a Participating Employer in this Plan.

(z) “Payment Commencement Date” means:

(1) Except as provided in (2) or (3) below, a date within 90 days after the last day of the calendar quarter containing the Participant’s Separation from Service, provided that the Participant may not designate the date within this 90-day period when payment shall be made.

(2) Except as provided in (3) below, if the Participant is a Specified Employee on the date of the Participant’s Separation from Service (for a reason other than death), the Payment Commencement Date shall be a date determined by the Company not earlier than six months after the date of the Participant’s Separation from Service.

(3) If the Participant elects to change the form of payment with respect to any amount deferred under the Plan in accordance with Section 6.1(b)(4), the Payment Commencement Date applicable to such amount (other than in the case of a Separation from Service due to death) shall be five years after the date specified in (1) or (2) above, as applicable, and if the Participant elects to change the form of payment for a second or third time with respect to any amount deferred under the Plan in accordance with Section 6.1(b)(4), the Payment Commencement Date applicable to such amount (other than in the case of death) shall be delayed another five years for each such change.

(aa) “Plan” means the NIKE, Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

(bb) “Plan Year” means the calendar year.

(cc) “Profit Sharing Make Up Contribution” is defined in Section 3.2(b).

(dd) “Retirement” means the Participant’s Separation from Service if at the time thereof the Participant has attained at least age 35 and has completed at least sixty (60) whole months of Service.

(ee) “Retirement Committee” means the Retirement Committee appointed by the Board to administer the Plan in accordance with Article VII. Unless specified otherwise by the Board, the “Retirement Committee” shall mean the Retirement Committee established under the 401(k) Profit Sharing Plan.

(ff) “Salary” for any Plan Year means the base salary paid to an Eligible Employee for all pay periods that end during the Plan Year. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, adjustments for overseas employment, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services. Deferral elections shall be computed before taking into account any reduction in taxable income by salary reduction under Code Sections 125 or 401(k), or under this Plan.

(gg) “Scheduled Withdrawal” and “Scheduled Withdrawal Date” are defined in Section 6.3(a).

(hh) “Separation from Service” shall have the meaning ascribed to such term in Treasury Regulations §1.409A-1(h), except that the definition of Separation from Service in the foregoing regulation for an Employee shall be modified by substituting “45 percent” for “20 percent” with the effect that a Separation from Service shall occur on a date if the level of services to be provided by the Employee to the Company and its direct and indirect subsidiaries after that date is reasonably anticipated to be permanently reduced to less than 45 percent of the average level of bona fide services provided by the Employee to the Company and its direct and indirect subsidiaries during the immediately preceding period of 36 consecutive months.

(ii) “Service” means performance of services for the Company (including any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company for purposes of this Plan) or a Participating Employer as an Employee, Director or Consultant.

(jj) “Specified Employee” during any twelve-month period from April 1 through March 31 of the following year (an “Effective Period”) means:

(1) any Participant who, at any time during the last calendar year ending prior to the beginning of the Effective Period, (A) held a position of Vice President or higher of the Company, (B) was the chief executive officer of any Participating Employer that had consolidated revenues of more than $100 million during such calendar year, or (C) was an employee reporting directly to any such chief executive officer and holding a position of Vice President or higher of the Participating Employer; and

(2) any other Participant who, at any time during the last calendar year ending prior to the beginning of the Effective Period, was a “key employee” as defined in Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code), specifically including any Participant who was an officer of the Company or any subsidiary of the Company at any time during such calendar year and whose compensation received during such calendar year results in the Participant being one of the 50 highest-compensated persons for the year in the group of all such officers. For purposes of this Section 1.2(jj) only, “compensation” shall mean compensation as defined in the safe harbor set forth in Treasury Regulations §1.415(c)-2(d)(2), and therefore shall generally include (without limiting the detailed terms set forth in the referenced regulation) all wages and other amounts received for services to the Company and its subsidiaries including any amounts deferred under any 401(k), cafeteria or transportation fringe plan and any amounts received on account of an overseas assignment, but specifically excluding any compensation received on exercise of a stock option or vesting of restricted stock and any reimbursement of moving expenses.

(kk) “Trust”, “Trustee” and “Trust Agreement” are defined in the Recitals.

(ll) “Unscheduled Withdrawal” is defined in Section 6.4(a).

(mm) “Valuation Date” means each date on which Accounts are valued.

For purposes of adjusting each Participant’s Account balance for Investment Returns under Section 4.1(d), the Valuation Date means each day that the New York Stock Exchange is open for trading.

For purposes of Unscheduled Withdrawals, the Valuation Date means the date the Retirement Committee or any subcommittee thereof approves a request for an Unscheduled Withdrawal.

For purposes of a Scheduled Withdrawal, the Valuation Date means a day selected by the Company in its sole discretion for administrative practicality that falls within 30 days prior to the date of payment of the Scheduled Withdrawal.

For purposes of calculating lump sum payments under Section 6.1 or 6.2, the Valuation Date means a day selected by the Company in its sole discretion for administrative practicality that falls within 30 days prior to the payment date.

For purposes of calculating the dollar amount of a quarterly installment payment, the Valuation Date means a day selected by the Company in its sole discretion for administrative practicality that falls within 30 days prior to the date of the quarterly payment.

Any valuation under this Plan shall be based on the closing market prices of the investment Funds on the applicable Valuation Date or, if the Valuation Date is not a day on which the New York Stock Exchange is open for trading, the preceding such trading day.

Payment amounts and deductions from Accounts are based on asset values as of the Valuation Date even though actual payments to the Participant will be delayed for an administratively reasonable period of time to allow for processing and reporting of payments and withholding of applicable taxes.

ARTICLE II

PARTICIPATION

2.1 Participation. An Eligible Employee, Director or Consultant shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1. An Employee shall also become a Participant in the Plan by having a Company or Participating Employer contribution credited to him or her in accordance with Section 3.2.

ARTICLE III

DEFERRAL OF COMPENSATION

3.1 Participant Elections to Defer Compensation

(a) Initial Eligibility. Each Eligible Employee, Director or Consultant may elect to defer Salary or Fees by filing an election with the Administrator that conforms to the requirements of this Section 3.1, in a form provided by the Administrator, no later than the last day of his or her Initial Election Period. An election to defer Salary or Fees made during an Initial Election Period shall be irrevocable following completion of the Initial Election Period and shall be effective as to Salary and Fees earned during the remainder of the current Plan Year beginning with the first pay period beginning after the Initial Election Period.

(b) Automatic Continuation of Deferral Elections. A Compensation deferral election made under this Section 3.1 shall remain in effect, notwithstanding any change in the Participant’s Compensation, until modified or terminated at a subsequent Annual Election Period or as otherwise provided herein.

(c) Deferral Elections After Initial Election Period

(1) Annual Election Period. An Eligible Employee, Director or Consultant may elect to defer Compensation, or may modify or terminate a previous deferral election, by filing an election with the Administrator, in a form provided by the Administrator, during an Annual Election Period.

(2) Salary and Fees. A deferral election with respect to Salary or Fees made or continued during an Annual Election Period shall apply to Salary and Fees payable for services performed during the Plan Year following the Annual Election Period.

(3) Bonus. A deferral election with respect to Bonus made or continued during an Annual Election Period shall apply to Bonus payable in respect of the fiscal year commencing during the Plan Year following the Annual Election Period.

(4) Long Term Incentive Payments. Long Term Incentive Payments generally are made in August of each year, based on actual financial performance compared against targets established by the Company or Participating Employer for a period of more than one fiscal year. The performance period is the time period specified in the agreement covering the award over which the performance of the Company or Participating Employer is measured to determine the amount of the Long Term Incentive Payment. A deferral election with respect to Long Term Incentive Payments made or continued during an Annual Election Period shall apply to Long Term Incentive Payments payable in respect of performance periods commencing during the Plan Year following the Annual Election Period. If a Long Term Incentive Payment is payable in either cash or Company stock, an election to defer the Long Term Incentive Payment shall be deemed to be an irrevocable agreement to receive the Long Term Incentive Payment in the form of cash and not as Company stock.

(5) Irrevocability. Any deferral election that is made or continued during an Annual Election Period shall be irrevocable following completion of the Annual Election Period with respect to the Compensation to which the deferral election applies.

(d) Amount of Deferral. The amount of Compensation that an Eligible Employee, Director or Consultant may elect to defer is as follows:

(1) Any whole percentage of Salary up to 100%;

(2) Any whole percentage of Bonus up to 100%;

(3) Any whole percentage of Fees up to 100%; and

(4) Any whole percentage of Long Term Incentive Payments up to 100%;

provided, however, that no election under this Section 3.1 shall be effective to reduce the Compensation paid to an Eligible Employee to an amount that is less than the total amount necessary (i) to satisfy any required withholding of applicable employment taxes (e.g., FICA contributions) payable with respect to amounts deferred hereunder, (ii) to satisfy any withholding obligations under a cafeteria plan as defined in Section 125(d) of the Code, and (iii) to satisfy any resulting income tax withholding required with respect to Compensation that cannot be deferred.

(e) Suspension or Termination of Deferrals

(1) Unscheduled Withdrawals under Old Plan. If a Participant receives an unscheduled in-service withdrawal (with 10 percent forfeiture) under the June 1, 2004 restatement of the Plan, all deferral elections of the Participant under this Plan that are then irrevocable shall remain in effect, but the Participant shall be prohibited from making or continuing any deferral elections during the next two Annual Election Periods following receipt of the unscheduled in-service withdrawal.

(2) Hardship Withdrawal under 401(k) Profit Sharing Plan. If a Participant receives a hardship withdrawal under the 401(k) Profit Sharing Plan (or a Participating Employer’s qualified plan):

(A) all of the Participant’s deferral elections under this Plan shall be prospectively canceled so that no additional Compensation shall be deferred under those deferral elections after the date of the hardship withdrawal, and

(B) if the hardship withdrawal is received in any Plan Year after June 30 of that Plan Year, the Participant shall be ineligible to make any deferral election during the Annual Election Period occurring during that Plan Year.

(3) Loss of Eligibility. If a Participant ceases to be an Eligible Employee, Director or Consultant, all deferral elections of the Participant under this Plan that are then irrevocable shall remain in effect, but the Participant shall be ineligible to make or continue deferral elections during subsequent Annual Election Periods unless and until the Participant re-establishes eligibility as an Eligible Employee, Director or Consultant.

3.2 Company or Participating Employer Contributions

(a) Profit Sharing Eligibility. An Employee who qualifies for a profit sharing contribution for a fiscal year under the 401(k) Profit Sharing Plan (or a Participating Employer’s qualified retirement plan, if applicable) shall be eligible for a Company or Participating Employer contribution under Section 3.2(b) for such fiscal year if he or she either (1) made a deferral election under Section 3.1 that resulted in the deferral of any Salary or Bonus otherwise payable during such fiscal year, or (2) receives compensation (as defined under the 401(k) Profit Sharing Plan or a Participating Employer’s qualified retirement plan, if applicable) during such fiscal year exceeding the Code Section 401(a)(17) limit (as indexed, $225,000 for fiscal 2008), or both.

(b) Profit Sharing Make Up Contribution. An Employee who is eligible under Section 3.2(a) for any fiscal year shall be credited with a “Profit Sharing Make Up Contribution” for such fiscal year. The “Profit Sharing Make Up Contribution” shall be equal to the amount determined by multiplying (1) the percentage applied to eligible compensation in calculating the profit sharing contribution under the 401(k) Profit Sharing Plan or applicable Participating Employer’s qualified retirement plan for the fiscal year, by (2) the amount determined by subtracting the Employee’s eligible compensation used to calculate his or her profit sharing contribution under the 401(k) Profit Sharing Plan or applicable Participating Employer’s qualified retirement plan from the Employee’s compensation (as defined under the 401(k) Profit Sharing Plan or applicable Participating Employer’s qualified retirement plan) received during such fiscal year determined (A) before any reduction for deferral of Salary or Bonus under this Plan and (B) without regard to the Code Section 401(a)(17) limit.

(c) Discretionary Contributions. In addition to contributions in accordance with Section 3.2(b), the Company or a Participating Employer may, in its sole discretion, make discretionary contributions (“Discretionary Contributions”) to the Accounts of one or more Employees, Directors or Consultants at such times, in such amounts, and subject to such vesting schedules, if any, as the Board, the Participating Employer or the Retirement Committee may determine. If the Company or a Participating Employer agrees to make a Discretionary Contribution to the Account of an Employee at a future date, and either (1) such agreement is made before the Employee becomes an Eligible Employee, or (2) the Employee is required to remain employed through the end of a fiscal year to receive the Discretionary Contribution and the agreement is made before the Annual Election Period preceding the commencement of that fiscal year, the Discretionary Contribution shall be considered an “Ongoing Discretionary Contribution” for which the form of payment on Retirement or death shall be determined under Section 6.1. On or prior to the date (the “Grant Date”) that the Company or Participating Employer makes or enters into a binding agreement to make any Discretionary Contribution that is not an Ongoing Discretionary Contribution (an “Other Discretionary Contribution”), the Company or Participating Employer must specify the form of payment (lump sum or installments) of the Other Discretionary Contribution upon Retirement or death; provided, however, that if the Other Discretionary Contribution will not be vested for at least 13 months after the Grant Date, the Participant may be given a 30-day period following the Grant Date in which the Participant may elect the form of payment for such Other Discretionary Contribution. Payments of Other Discretionary Contributions (as adjusted for Investment Returns pursuant to Section 4.1(d)) shall be made or commenced on the Payment Commencement Date. The Participant may elect an alternate form of payment (listed in Section 6.1(b)) for Other Discretionary Contributions under the procedures set forth in Section 6.1(b)(4). If an Other Discretionary Contribution becomes payable under Section 6.2(a) due to the Participant’s Separation from Service for a reason other than Retirement or death, the Other Discretionary Contribution (as adjusted for Investment Returns pursuant to Section 4.1(d)) shall be paid in a single lump sum on the Payment Commencement Date.

3.3 Investment Elections

(a) Hypothetical Investment Funds. The Retirement Committee may, in its discretion, provide each Participant with a list of investment Funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Retirement Committee, one or more Funds in which his or her Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. The Retirement Committee may, from time to time, in its sole discretion select a commercially available fund to substitute for the Fund actually selected. The Investment Return of each such commercially available fund shall be used to determine the amount of earnings or losses to be credited to Participants’ Accounts under Section 4.1(d).

(b) Deemed Investment Elections. In making the designation pursuant to this Section 3.3, the Participant may specify that all or any 1% multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Retirement

Committee. Subject to such limitations and conditions as the Retirement Committee may specify, a Participant may change the designation made under this Section 3.3 in such manner and at such time or times as the Retirement Committee shall specify. If a Participant fails to elect a Fund under this Section 3.3, or if the Retirement Committee shall not provide Participants with a list of Funds pursuant to this Section 3.3, the Participant shall be deemed to have elected a money market fund.

(c) No Company Obligation. The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which no Participant shall have any interest.

ARTICLE IV

ACCOUNTS

4.1 Participant Accounts.

The Administrator shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account shall be divided into separate subaccounts for deferred amounts that are subject to different form of payment or Scheduled Withdrawal elections under Sections 6.1 or 6.3 or different Payment Commencement Dates, and shall be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds selected by the Participant pursuant to Section 3.3 or as otherwise determined by the Administrator to be necessary or appropriate for proper Plan administration. A Participant’s Account shall be credited as follows:

(a) Salary and Fees Deferrals. As soon as practicable following the end of each applicable pay period, the Administrator shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to Salary or Fees deferred by the Participant during such pay period in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Salary or Fees that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(b) Bonus and Long Term Incentive Payment Deferrals. As soon as practicable after each Bonus or Long Term Incentive Payment would have been paid to the Participant, the Administrator shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus or Long Term Incentive Payment deferred by the Participant’s election; that is, the portion of the Participant’s deferred Bonus or Long Term Incentive Payment that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(c) Company or Participating Employer Contribution. As soon as practicable after the amount of any Company or Participating Employer contribution to any Participant is determined or such future date as may be determined for a Discretionary Contribution, the Administrator shall credit the investment fund subaccounts of the Participant’s

Account with an amount equal to the portion, if any, of any Company or Participating Employer contribution made to or for the Participant’s benefit in accordance with Section 3.2; that is, the portion of the Participant’s Company or Participating Employer contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

(d) Investment Returns. On each Valuation Date, each investment fund subaccount of a Participant’s Account shall be adjusted for deemed Investment Returns in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the preceding Valuation Date by the Investment Return for the corresponding Fund selected by the Company.

ARTICLE V

VESTING

5.1 Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, as adjusted for Investment Returns pursuant Section 4.1(d) with respect to such deferrals, shall be 100 percent vested at all times.

5.2 Company or Participating Employer Contributions. Unless specified otherwise by the Board, a Participating Employer or the Retirement Committee, the value of a Participant’s Account attributable to any Company or Participating Employer contributions pursuant to Section 3.2, as adjusted for Investment Returns pursuant Section 4.1(d) with respect to such amounts, shall be vested in the same proportion as the profit-sharing contributions made to the Participant’s account in the 401(k) Profit Sharing Plan or in the Participating Employer’s qualified retirement plan for the corresponding fiscal year. Any unvested portion of a Participant’s Account at the time of the Participant’s Separation from Service shall be forfeited.

ARTICLE VI

DISTRIBUTIONS

6.1 Separation from Service Due to Retirement or Death

(a) Distribution Event. If a Participant has a Separation from Service as a result of Retirement or death, amounts in the Participant’s Account at that time attributable to deferrals of Compensation and to Profit Sharing Make Up Contributions and Ongoing Discretionary Contributions, each as adjusted for Investment Returns pursuant to Section 4.1(d), shall be paid in the form or forms specified in Section 6.1(b). Upon Retirement or death, vested amounts in the Participant’s Account attributable to Other Discretionary Contributions shall be paid as provided in Section 3.2.

(b) Form of Payment

(1) Default Form of Payment. Upon Retirement or death, payment of the amounts in the Participant’s Account attributable to deferrals of Compensation and to Profit Sharing Make Up Contributions and Ongoing Discretionary Contributions, each as adjusted for Investment Returns pursuant to Section 4.1(d), will be made to the Participant (and after his or her death to his or her Beneficiary) in quarterly installments over 10 years beginning on the Participant’s Payment Commencement Date. One quarterly installment shall be paid during each of the calendar quarters of each Plan Year. A calendar quarter means the three-month period ending March 31, June 30, September 30, and December 31 of each year. The Participant’s Account value shall continue to be adjusted for Investment Returns pursuant to Section 4.1(d) of the Plan through the Valuation Date for any payment. The Participant may change the foregoing default form of payment only in accordance with Section 6.1(b)(2) or Section 6.1(b)(4). For all Election Periods that commenced prior to October 23, 2008, the default form of payment was quarterly installments over 15 years beginning on the Participant’s Payment Commencement Date.

(2) Optional Forms of Payment. In lieu of quarterly installments over 10 years upon Retirement or death, a Participant may elect a single cash lump sum payment on the Participant’s Payment Commencement Date or quarterly installments over five or 15 years beginning on the Participant’s Payment Commencement Date. The optional form of payment election must be made or continued as part of the Participant’s election to defer Compensation during an Election Period and will apply to the entire amount of Compensation deferred pursuant to the deferral election made or continued during that Election Period, as adjusted for Investment Returns pursuant to Section 4.1(d). An optional form of payment election made or continued by a Participant during any Annual Election Period (including an optional form of payment election made in conjunction with a Scheduled Withdrawal election under Section 6.3(e)) shall also apply to the Profit Sharing Make Up Contribution, if any, and the Ongoing Discretionary Contribution, if any, credited to the Participant’s Account with respect to the first fiscal year commencing after such Annual Election Period, as adjusted for Investment Returns pursuant to Section 4.1(d). An optional form of payment election made during a Participant’s Initial Election Period (including an optional form of payment election made in conjunction with a Scheduled Withdrawal election under Section 6.3(e)) shall also apply to the Profit Sharing Make Up Contribution, if any, and the Ongoing Discretionary Contribution, if any, credited to the Participant’s Account with respect to any fiscal year commencing prior to the first Annual Election Period in which the Participant has the opportunity to participate, as adjusted for Investment Returns pursuant to Section 4.1(d); provided, however, that if the Participant’s Account had been credited with any Profit Sharing Make Up Contribution or Discretionary Contribution prior to such Initial Election Period, the form of payment election made during the Initial Election Period shall only apply to the Profit Sharing Make Up Contribution, if any, and the Ongoing Discretionary Contribution, if any, credited to the Participant’s Account with respect to any such fiscal year commencing after such Initial Election Period. An Eligible Employee who does not elect to defer Compensation during an Election Period may make or continue an optional form of payment election during that Election Period that will apply to the Profit

Sharing Make Up Contributions, if any, and the Ongoing Discretionary Contributions, if any, credited with respect to fiscal years as specified in the two preceding sentences, as adjusted for Investment Returns pursuant to Section 4.1(d). A separate optional form of payment (including quarterly installments over 10 years) may be elected at each Election Period during the Participant’s participation in the Plan. If the Participant fails to elect an optional form of payment at any given Election Period, then the optional form of payment election made or continued in the most recent preceding Election Period shall apply, and if no such optional form of payment election shall have been made the default form of payment shall apply. After the Election Period ends in which an optional form of payment election has been made or continued, the Participant can change the optional form of payment only in accordance with Section 6.1(b)(4).

(3) Amount of Quarterly Installments. The amount of each quarterly installment paid under each applicable form of payment shall be determined by dividing the subaccount balance subject to that form of payment by the remaining number of quarterly installment payments. For example, if the form of payment for a portion of a Participant’s Account is quarterly installments over 15 years, the first payment is determined by dividing the applicable subaccount balance as of the Valuation Date by 60, the second payment is determined by dividing the subaccount balance as of the next Valuation Date by 59, and so on until all installments have been paid.

(4) Change in Form of Payment. After the Election Period ends in which a Participant makes or continues a deferral election applicable to any Compensation or has the opportunity to make or continue an optional form of payment election applicable to any Profit Sharing Make Up Contribution or Ongoing Discretionary Contribution, the Participant may change the form of payment upon Retirement or death for all such Compensation irrevocably deferred during that Election Period and for the Profit Sharing Make Up Contribution or Ongoing Discretionary Contribution covered by the form of payment applicable to that Election Period to any other form of payment permitted under this Section 6.1(b), provided that:

(A) the Participant’s change in payment election is filed with the Administrator, in a form provided by the Administrator, at least twelve months prior to the Payment Commencement Date applicable to such amounts and before the Participant’s Separation from Service;

(B) the Payment Commencement Date for payments in respect of any amounts covered by such change in payment election, as adjusted for Investment Returns pursuant to Section 4.1(d), shall be five years after the Payment Commencement Date applicable to such amounts prior to such change, except that a Participant’s original undelayed Payment Commencement Date (as determined under Section 1.2(z)(1)) shall always apply in the case of a Participant’s Separation from Service as a result of death;

(C) the form of payment for any amount may only be changed three times under this Section 6.1(b)(4); and

(D) the option of selecting quarterly installments over 15 years shall not be available for any change in payment election under this Section 6.1(b)(4), the option of selecting quarterly installments over 10 years shall not be available for the second or third change in payment election under this Section 6.1(b)(4) with respect to any amount, and the option of selecting quarterly installments over 5 years shall not be available for the third change in payment election under this Section 6.1(b)(4) with respect to any amount.

A Participant may also change the form of payment applicable to any amounts in his or her Account attributable to Other Discretionary Contributions to any other form of payment permitted under this Section 6.1(b) if the above requirements of this Section 6.1(b)(4) are complied with. For purposes of this Section 6.1(b)(4), the Payment Commencement Date is the first day of the 90-day period during which the initial payment following Separation from Service may be made under the terms of this Plan.

(5) Death While Receiving Benefits. If the Participant is in pay status at the time of death, the Beneficiary shall be paid the remaining quarterly installments as they come due.

6.2 Separation from Service in Certain Circumstances

(a) Separation from Service For Reasons Other Than Retirement or Death. In the case of a Participant who has a Separation from Service for any reason other than Retirement or death, the Participant’s optional form of payment elections shall be disregarded, and the total vested balance in each subaccount of the Participant’s Account (including vested amounts attributable to Company and Participating Employer contributions under Section 3.2) shall be paid to the Participant in the form of a single cash lump sum payment on the Payment Commencement Date applicable to that subaccount (after giving effect to any five-year delays of any such Payment Commencement Dates required under Section 6.1(b)(4)(B)).

(b) Small Benefit Amounts. Notwithstanding the foregoing distribution provisions of Section 6.1 and Section 6.2(a), if the Participant’s total vested Account balance (including vested amounts attributable to Company and Participating Employer contributions under Section 3.2) is less than or equal to the dollar limit under Code Section 402(g) for the calendar year in which the Separation from Service occurs ($15,500 for 2008), the Participant’s total vested Account balance shall be paid to the Participant in the form of a single cash lump sum payment on a date within 90 days after the last day of the calendar quarter containing the Participant’s Separation from Service, provided that the Participant may not designate the date within this 90-day period when payment shall be made.

6.3 Scheduled Withdrawals

(a) Timing. During any Election Period, a Participant may, as part of his or her election to defer Compensation, schedule an early withdrawal (a “Scheduled Withdrawal”) for all of his or her Compensation deferred pursuant to the deferral election made during the Election Period. Amounts attributable to Company or Participating Employer contributions described in Section 3.2, if any, shall not be eligible for Scheduled Withdrawals. A Participant’s Scheduled Withdrawal election must specify a calendar year at least four years after the year in which the election is received by the Company, and the first day of that year shall be the “Scheduled Withdrawal Date.” If a Scheduled Withdrawal Date is before the date a Long Term Incentive Payment is otherwise payable according to its terms, the deferral election shall not apply to that Long Term Incentive Payment.

(b) Amount Distributable. The amount payable to a Participant in connection with a Scheduled Withdrawal shall in all cases be 100 percent of the Compensation deferred pursuant to the deferral election that included the Participant’s Scheduled Withdrawal election, as adjusted for Investment Returns on such deferred Compensation pursuant to Section 4.1(d), determined as of the Valuation Date.

(c) Postponement. A Participant may, at least one year prior to a Scheduled Withdrawal Date, revoke his or her Scheduled Withdrawal election in favor of a later Scheduled Withdrawal Date that is at least five years later, provided that a Participant may not postpone a Scheduled Withdrawal more than twice.

(d) Form. Payment of a Scheduled Withdrawal shall be made in a single lump sum within 90 days after the Scheduled Withdrawal Date, provided that the Participant may not designate when the payment will be made within this 90-day period.

(e) Effect of Separation from Service. A Participant’s Scheduled Withdrawal election shall become void and of no effect upon the Participant’s Separation from Service for any reason before the Participant’s Scheduled Withdrawal Date. In such event, the distribution provisions of Section 6.1 or 6.2 (as applicable) shall apply. Any deferral election that includes a Scheduled Withdrawal election may also include an election for an optional form of payment under Section 6.1 that shall apply in this event, and if no such election is made, the form of payment applicable in the most recent preceding Election Period shall apply.

6.4 Unscheduled Withdrawals Due to Financial Emergency

(a) Standard. Participants may request a withdrawal of amounts attributable to deferrals of Compensation prior to the time such amounts would otherwise be distributed under this Plan (an “Unscheduled Withdrawal”) only upon demonstrating to the satisfaction of the Retirement Committee or any subcommittee thereof that the Participant has experienced an unforeseeable financial emergency. For purposes of this section, an unforeseeable financial emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s tax dependent(s) or the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Amounts attributable to Company or Participating Employer contributions described in Section 3.2, if any, shall not be eligible for Unscheduled Withdrawals.

(b) Procedure. The request to take an Unscheduled Withdrawal shall be made by submitting a written request including information supporting the request to the Retirement Committee. Upon receiving an Unscheduled Withdrawal request, the Retirement Committee or any subcommittee thereof shall determine, in its discretion as applied in a uniform and nondiscriminatory manner, whether to permit any such Unscheduled Withdrawal and the amount, if any, to be withdrawn.

(c) Amount. The amount distributed for an Unscheduled Withdrawal shall be limited to the amount necessary to satisfy the financial emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the financial emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets.

(d) Partial Unscheduled Withdrawals. An Unscheduled Withdrawal pursuant to this Section 6.4 of less than the Participant’s total Account shall be made pro rata from his or her subaccounts according to the balances in such subaccounts (excluding amounts attributable to Company or Participating Employer contributions described in Section 3.2) as of the Valuation Date for Unscheduled Withdrawals; provided, however, subaccounts payable upon Separation from Service shall be fully utilized before any subaccounts payable on a Scheduled Withdrawal are charged. Payment of the approved Unscheduled Withdrawal amount shall be made in a single cash lump sum within 90 days after the Unscheduled Withdrawal election is approved by the Retirement Committee or any subcommittee thereof, provided that the Participant may not designate when the payment will be made within this 90-day period.

6.5 Change of Control.

Notwithstanding anything in this Article VI to the contrary, each Participant (or, after his or her death, his or her Beneficiary) shall be paid his or her total vested Account balance in a single cash lump sum within 30 days after the date of a Change of Control that applies to that Participant. For example, if a Change of Control occurs with respect to a Participating Employer, this Section 6.5 shall apply only to each Participant employed by or engaged as a Consultant to that Participating Employer at the time of the Change of Control and not to any Participant employed by or engaged as a Consultant to the Company or any Participating Employer for which a Change of Control has not occurred.

6.6 Inability To Locate Participant.

In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the Participant’s Separation from Service, the amount allocated to the Participant’s Account shall be conditionally forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings from the date of the conditional forfeiture.

ARTICLE VII

ADMINISTRATION

7.1 Retirement Committee.

A Retirement Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Retirement Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Retirement Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Retirement Committee shall be filled promptly by the Board.

7.2 Retirement Committee Action.

A majority of the members of the Retirement Committee at the time in office shall constitute a quorum for the transaction of business at all meetings. The Retirement Committee shall act at meetings at which a quorum of members is present by affirmative vote of a simple majority of the members present. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Retirement Committee and such written consent is filed with the minutes of the proceedings of the Retirement Committee. A member of the Retirement Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman or any other member or members of the Retirement Committee designated by the chairman may execute any certificate or other written direction on behalf of the Retirement Committee.

7.3 Powers and Duties of the Retirement Committee

(a) General. The Retirement Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1)	To select the funds to be the investment Funds in accordance with Section 3.3 hereof;

(2)	To construe and interpret the terms and provisions of this Plan;

(3)	To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4)	To provide periodic statements of Account to Participants and Beneficiaries;

(5)	To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Trust assets;

(6)	To maintain all records that may be necessary for the administration of the Plan;

(7)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(8)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms of this Plan document;

(9)	To appoint and retain legal counsel to assist the Retirement Committee in carrying out the administration of the Plan; and

(10)	To appoint subcommittees of the Retirement Committee, the Administrator and any other agent or agents, and to delegate to them such powers and duties in connection with the administration of the Plan as the Retirement Committee may from time to time prescribe.

(b) Corrective Action. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the U.S. Department of Labor, the Retirement Committee shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of all Participants.

(c) Construction and Interpretation. The Retirement Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company, the Participating Employers, and any Participant or Beneficiary. The Retirement Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

(d) Information. To enable the Retirement Committee to perform its functions, the Company and Participating Employers shall supply full and timely information to the Retirement Committee on all matters relating to the Compensation of all Participants, their death or other cause of Separation from Service, and such other pertinent facts as the Retirement Committee may reasonably require. The Retirement Committee is entitled to rely on the accuracy of all such information provided.

(e) Compensation, Expenses and Indemnity. The members of the Retirement Committee shall serve without compensation for their services in connection with Plan administration. Expenses and fees in connection with the administration of the Plan shall be paid by the Company. To the extent permitted by applicable state law, the Company and Participating Employers shall indemnify and save harmless the Retirement Committee and each member thereof, the Board, and any delegate of the Retirement Committee who is an employee of the Company or a Participating Employer, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of bad faith or willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or a Participating Employer or provided by the Company or a Participating Employer under any bylaw, agreement or otherwise, to the extent such indemnities are permitted under state law.

7.4 Trustee Duties.

The Trustee shall manage, invest and reinvest the Trust assets as provided in the Trust Agreement. The Trustee shall collect the income on the Trust assets, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement. The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in accordance with the terms of this Plan.

7.5 Company Duties.

While the Plan remains in effect, the Company shall make contributions to the Trust at least once each quarter. As soon as practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Trust to the extent that previous contributions to the Trust for the current Plan quarter are less than the total of the deferrals made by each Participant plus Company or Participating Employer contributions, if any, accrued as of the close of the current Plan quarter.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Submission of Claim.

Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or any person claiming through the Participant (“Claiming Party”), shall make a written request for benefits under this Plan, mailed or delivered to the Retirement Committee. Such claim shall be reviewed by the Retirement Committee or its delegate.

8.2 Denial of Claim.

If a claim for payment of benefits is denied in full or in part, the Retirement Committee or its delegate shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Retirement Committee or its delegate does not take any action within the ninety (90) day period for making an initial claim decision.

8.3 Review of Denied Claim.

If the Claiming Party desires review of a denied claim, the Claiming Party shall notify the Retirement Committee or its delegate in writing within sixty (60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other relevant, non-privileged documents, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

8.4 Decision upon Review of Denied Claim.

The decision on the review of the denied claim shall be rendered by the Retirement Committee or its delegate (which may include a review subcommittee) within sixty (60) days after receipt of the request for review. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based. With prior notice to the Claiming Party, the reviewing authority may invoke an extension of 60 additional days to review the claim.

ARTICLE IX

MISCELLANEOUS

9.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or any Participating Employer. No assets of the Company or a Participating Employer shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s and Participating Employers’ assets shall be, and remain, the general unpledged, unrestricted assets of the Company or Participating Employers, as applicable. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

9.3 Withholding.

There shall be withheld from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

9.4 Amendment, Modification, Suspension or Termination.

The Retirement Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. For purposes of this Section 9.4, a “suspension” refers to a decision to discontinue acceptance of new or continued deferral elections without affecting deferral elections that are irrevocable at the time of the suspension or the operation of the Plan with respect to amounts previously deferred under the Plan. For purposes of this Section 9.4, a “termination” refers to a decision to terminate the Plan and accelerate the payment of Account balances. The Plan shall not be terminated unless such termination complies with an exception (set forth in regulations or other guidance of the Internal Revenue Service) to the prohibition on acceleration of deferred compensation under Code Section 409A.

9.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Oregon, except to the extent pre-empted by federal law.

9.6 Entire Agreement.

This Plan document constitutes the entire agreement of the parties with respect to deferred compensation. Only the Retirement Committee is authorized to construe and interpret this Plan. No employee or agent of the Company or a Participating Employer is authorized to modify or amend the terms of this Plan, or to make promises or to commit the Company or Participating Employers to provide additional benefits or other benefits not expressly provided for in this Plan document. In the event of conflict between this Plan document and any other oral or written communication regarding the Plan, this Plan document shall be controlling.

9.7 Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Retirement Committee, the Company, and the Participating Employers. The Retirement Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.8 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Retirement Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Retirement Committee may direct that such payment be made to any person found by the Retirement Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Retirement Committee, the Company, and the Participating Employers.

9.9 No Employment Rights.

Participation in this Plan shall not confer upon any person any right to be employed by the Company or a Participating Employer or any other right not expressly provided hereunder.

9.10 Headings Not Part of Agreement.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.11 Tax Liabilities from Plan.

If a tax liability (including a tax liability under Code Section 409A) is generated before a Participant is eligible to receive a Plan benefit, the Retirement Committee may, in its discretion, order a distribution of funds sufficient to meet such liability (including additions to tax, penalties and interest) or any other amount up to the amount required to be included in the Participant’s income. Such a distribution shall reduce the benefits to be paid under Article VI of the Plan.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective as of this 23rd day of October, 2008.

NIKE, INC.

By:	/s/ Robert W. Woodruff
Title:	VP/Treasurer

NIKE, INC. DEFERRED COMPENSATION PLAN

(January 1, 2009 Restatement)

APPENDIX I

Transition Rules Under Section 409A of the Internal Revenue Code

The following modifications to the terms of the Plan were in effect during the period between December 31, 2004 and January 1, 2009 as permitted by the transition rules under Section 409A of the Code set forth below.

(1) Deferral Elections for 2005 Plan Year:

On or before March 15, 2005, a Participant could elect to defer Compensation for services performed during the 2005 Plan Year, provided that the amounts to which the deferral election relates had not been paid or made available at the time of the election. For the 2005 Plan Year only, a Participant could irrevocably elect at any time during the 2005 Plan Year to reduce the percentage to be deferred from Salary, Incentive Payments, and Fees earned in the remainder of the 2005 Plan Year to zero.

The transition rules relied upon were Q&A 20 and 21 of IRS Notice 2005-1.

(2) Change in Form of Payment During 2005 Plan Year:

During the 2005 Plan Year only, a Participant was permitted to change his or her form of payment election, provided that his or her change was filed with the Administrator at least one year prior to his or her Payment Commencement Date. A Participant was not required to postpone the affected distribution for five years from the original payment date.

The transition rule relied upon was Q&A 19(c) of IRS Notice 2005-1.

(3) Change in Scheduled Withdrawal Date During 2005 Plan Year:

During the 2005 Plan Year only, a Participant was permitted, at least one year prior to a Scheduled Withdrawal Date, to revoke his or her Scheduled Withdrawal election in favor of a later Scheduled Withdrawal Date. The five-year minimum postponement period did not apply to postponement elections made on or before December 31, 2005.

The transition rule relied upon was Q&A 19(c) of IRS Notice 2005-1.

(4) November 2006 Deferral Elections for Long Term Incentive Payments:

If a Participant made an election during the Annual Election Period in November 2005 to defer Long Term Incentive Payments anticipated to be made in August 2007, the Participant was permitted during the Annual Election Period in November 2006 to make an election to defer an additional amount of the Long Term Incentive Payment for August 2007. However, a Participant was not permitted to decrease or cancel his or her prior deferral election with respect to Long Term Incentive Payments, except as provided in the case of an unforeseeable financial emergency.

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Also, during the Annual Election Period in November 2006, a Participant was permitted to change his or her form of payment election for the Long Term Incentive Payments that were subject to a deferral election made in November 2005 (and that were credited to the Participant’s Account in August 2007).

The transition rule relied upon was Section 3.02 of IRS Notice 2006-79.

(5) November 2007 Deferral Elections for Long Term Incentive Payments:

During the November 2007 Annual Election Period, a Participant was permitted to make a deferral election for the following Long Term Incentive Payments:

Long Term Incentive Payment for Performance Period Ending	Anticipated Long Term Incentive Payment Date
May 31, 2008	August 2008
May 31, 2009	August 2009
May 31, 2010	August 2010

The transition rule relied upon was Section 3.02 of IRS Notice 2006-79.

In addition, at the November 2007 Annual Election Period, a Participant was permitted to make a deferral election with respect to Long Term Incentive Payments for the performance period ending May 31, 2011, under the general timing rule for deferral elections under Treas. Reg. § 1.409A-2(a)(3) and as provided under the terms of the Plan. A Participant who elected a Scheduled Withdrawal for Compensation deferred during the November 2007 Annual Election Period was required to specify the same withdrawal year for any deferred Long Term Incentive Payment for the performance period ending in 2008 as the Participant specified for Salary and Bonus paid in 2008, but was permitted to select different withdrawal years for any deferred Long Term Incentive Payments for the performance periods ending in 2009, 2010 and 2011.

(6) November 2007 Deferral Elections for Bonus:

During the November 2007 Annual Election Period, a Participant was permitted to make a deferral election for Bonus attributable to the fiscal year ending May 31, 2008 without satisfying all conditions under the terms of the Plan otherwise required for such deferral election.

The transition rule relied upon was Section 3.02 of IRS Notice 2006-79.

(7) November 2007 Payment Elections for Profit Sharing Make Up Contributions Contributed in 2008:

During the November 2007 Annual Election Period, a Participant was permitted to designate a form of payment for the Profit Sharing Make Up Contribution (as adjusted for Investment Returns pursuant to Section 4.1(d)) that was contributed to his or her Account in August 2008 (attributable to the 401(k) Profit Sharing Plan plan year ended May 31, 2008), without regard to the deferral timing rules under Code Section 409A.

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The transition rule relied upon was Section 3.02 of IRS Notice 2006-79.

(8) Change of Control during 2008 Plan Year:

The following modifications to Section 6.5 of the Plan applied to any Change of Control that occurred during the 2008 Plan Year.

With respect to any Change of Control that occurs during the 2008 Plan Year, each Participant to whom such Change of Control applies (or, after his or her death, his or her Beneficiary) shall be paid his or her full Account balance in a single cash lump sum in January 2009.

Notwithstanding anything to the contrary in this Plan, if a Change of Control occurs with respect to the Company during the 2008 Plan Year, then payment of the full Account balance shall be commenced to each Participant (or, after his or her death, to his or her Beneficiary) within 30 days after the date of such Change of Control and such amount shall be paid in such form as elected by the Participant with respect to a distribution by reason of the Participant’s Retirement or, if no such election has been filed, in a lump sum.

Notwithstanding anything to the contrary in this Plan, if both (1) a Change of Control occurs with respect to a Participating Employer during the 2008 Plan Year and (2) a Participant employed by that Participating Employer has a Separation from Service in the 2008 Plan Year after such Change of Control, then any resulting payment(s) that would have been made to the Participant (or, after his or her death, to his or her Beneficiary) in the 2008 Plan Year had such Change of Control not occurred shall be made in the 2008 Plan Year and the remaining Account balance shall be paid to the Participant (or, after his or her death, to his or her Beneficiary) in January 2009.

The transition rule relied upon was Section 3.02 of IRS Notice 2007-86.

(9) October/November 2008 Deferral Elections for Bonus:

During the October/November 2008 Annual Election Period, a Participant may make a deferral election for Bonus attributable to the fiscal year ending May 31, 2009. In addition, if a Participant who elected to defer Bonus during the November 2007 Annual Election Period does not submit a deferral election during the October/November 2008 Annual Election Period, the deferral election with respect to Bonus continued during the October/November 2008 Annual Election Period shall apply to Bonus attributable to the fiscal year ending May 31, 2009 (as well as to Bonus attributable to the fiscal year ending May 31, 2010 as described in Section 3.1(c)(3)).

The transition rule to be relied upon is Section 3.02 of IRS Notice 2007-86.

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(10) October/November 2008 Change in Form of Payment for Profit Sharing Make Up Contributions and Discretionary Contributions:

During the October/November 2008 Annual Election Period, a Participant will be permitted to change the form of payment elections applicable to all Profit Sharing Make Up Contributions and Discretionary Contributions contributed to his or her Account during calendar years 2005 through 2008 (as adjusted for Investment Returns pursuant to Section 4.1(d)). Also during the October/November 2008 Annual Election Period, the form of payment election made or continued by a Participant as described in Section 6.1(b)(2) shall apply to all Profit Sharing Make Up Contributions and Discretionary Contributions contributed to his or her Account during calendar years 2009 and 2010 (as adjusted for Investment Returns pursuant to Section 4.1(d)). For any Participant who does not make or continue a form of payment election as described in Section 6.1(b)(2) during the October/November 2008 Annual Election Period, the form of payment for all Profit Sharing Make Up Contributions and Discretionary Contributions contributed to his or her Account during calendar years 2009 and 2010 (as adjusted for Investment Returns pursuant to Section 4.1(d)) shall be quarterly installments over 10 years beginning on the Participant’s Payment Commencement Date.

The transition rule to be relied upon is Section 3.02 of IRS Notice 2007-86.

(11)	October/November 2008 Deferral Elections for Long Term Incentive Payments:

During the October/November 2008 Annual Election Period, a Participant who received his or her first grant of a right to a Long Term Incentive Payment on or after November 1, 2007 and before October 23, 2008, and who did not have an opportunity to defer Long Term Incentive Payments during the November 2007 Annual Election Period, may make a deferral election for the following Long Term Incentive Payments:

Long Term Incentive Payment for Performance Period Ending	Anticipated Long Term Incentive Payment Date
May 31, 2009	August 2009
May 31, 2010	August 2010
May 31, 2011	August 2011

The transition rule to be relied upon was Section 3.02 of IRS Notice 2007-86.

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